Exhibit (g) (15)

                         CUSTODIAN AGREEMENT SUPPLEMENT

                          (Bogle Small Cap Growth Fund)

         This supplemental agreement is entered into this --- day of -----, 1999 by and between THE RBB FUND, INC. (the "Company") and PFPC Trust Company, (the "Custodian Agent").

         The Company is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Company and the Custodian have entered into a Custodian Agreement, dated as of August 16, 1988 (as from time to time amended and supplemented, the "Custodian Agreement"), pursuant to which the Custodian has undertaken to act as custodian for the Company with respect to the portfolios of the Fund, as more fully set forth therein. Certain capitalized terms used without definition in this Custodian Agreement Supplement have the meaning specified in the Custodian Agreement.

         The Fund agrees with the Custodian as follows:

         1. ADOPTION OF CUSTODIAN AGREEMENT. The Custodian Agreement is hereby adopted for the Bogle Small Cap Growth Fund.

         2. COMPENSATION. As compensation for the services rendered by the Custodian during the term of the Custodian Agreement, the Fund will pay to the Custodian, with respect to the Bogle Small Cap Growth Fund, monthly fees as shall be agreed to from time to time by the Fund and the Custodian.

         3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.

THE RBB FUND, INC.                                   PFPC TRUST COMPANY





By:________________________                          By:________________________